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                                                                     EXHIBIT 8.2

           FORM OF TAX OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP


                                December 9, 1999



ISOCOR
3420 Ocean Park Boulevard
Santa Monica, CA 90405

Attention:  Board of Directors

Ladies and Gentlemen:

               We have acted as counsel to ISOCOR ("ISOCOR"), a California corporation, in connection with the contemplated merger (the "Merger") of Initialize Acquisition Corp. ("Merger Sub"), a California corporation and a wholly-owned subsidiary of Critical Path, Inc. ("Critical Path"), with and into ISOCOR, pursuant to an Agreement and Plan of Merger dated as of October 20, 1999 (the "Merger Agreement") by and among ISOCOR, Merger Sub and Critical Path. You have requested our opinion as to certain federal income tax matters relating to the Merger. This opinion is being delivered to you pursuant to Section 6.1(d) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

               In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the registration statement relating to the Merger on Form S-4 in the form filed with the Securities and Exchange Commission (the "Registration Statement"), the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by ISOCOR and Critical Path, including representations set forth in the Officer's Certificates of ISOCOR and Critical Path that were provided to us (the "Officers' Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by ISOCOR, Critical Path, and others, including those set forth in the Officers' Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

               In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with such agreements and that all covenants contained in the



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Board of Directors
ISOCOR
December 9, 1999
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Merger Agreement (including exhibits thereto) and the Officers' Certificates will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. Furthermore, we have assumed that the Merger qualifies as a statutory merger under the laws of the State of California.

               The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any issues related to the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to such matters, our opinion has no binding effect on the IRS or the courts.

               Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading "Material United States Federal Income Tax Consequences of the Merger" contained in the Registration Statement, insofar as it relates to statements of law and legal conclusions, is correct in all material respects. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the IRS.

               Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. We are furnishing this opinion to you solely in connection with the Registration Statement. We consent to the use of our name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.



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Board of Directors
ISOCOR
December 9, 1999
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                                            Very truly yours,


                                            /s/ Orrick, Herrington & Sutcliffe
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                                            Orrick, Herrington & Sutcliffe LLP